Exhibit 99.1

News Release

Investor Contact:	Yasmin Seyal
senior vice president & chief financial officer
916-351-8585

Press Contact:	Linda Beech Cutler
vice president, corporate communications
916-351-8650
For Immediate Release

GenCorp Announces Receipt of a Letter from a Stockholder

SACRAMENTO, Calif. – November 11, 2004 – GenCorp Inc. (“GenCorp”) (NYSE: GY) today announced that it has received a letter from investment fund Steel Partners II L.P., a stockholder of the Company, seeking to enter into negotiations to acquire all of the shares of the Company for $17 a share. The Company is meeting with its advisors to consider its response to the letter. The Company will publicly advise its stockholders of its response.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company’s real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.